Exhibit II.(1)-1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

SUNDAY Communications Limited (Incorporated in the Cayman Islands with limited liability) (Stock Code: 0866)

ANNOUNCEMENT

(1) VERY SUBSTANTIAL DISPOSAL AND CONNECTED TRANSACTION (2) VOLUNTARY WITHDRAWAL OF LISTING AND PROPOSED DISTRIBUTION

ACCELERATION OF PAYMENT OF PROPOSED DISTRIBUTION TO SHAREHOLDERS

The Board is pleased to announce that the Sale was duly completed on Monday, 4 December 2006 in accordance with the expected timetable set out in the Circular and the Announcement, and that, at a meeting held on 7 December 2006, the Listing Committee approved the withdrawal of the listing of the Shares on the Stock Exchange.

In connection with the withdrawal of the listing, the Company wishes to accelerate the payment of the Proposed Distribution to the Independent Shareholders and has amended the expected timetable set out in the Circular accordingly. The amended expected timetable is set out in full below. However, the principal changes to the expected timetable are:-

(a)	the change of domicile of the Company from the Cayman Islands to the BVI by way of de-registration in the Cayman Islands and continuation as a BVI business company under the laws of the BVI will now take place on Tuesday, 19 December 2006 (Cayman Islands time and BVI time, which are 13 hours and 12 hours, respectively, behind Hong Kong time);

(b)	cheques for cash payments pursuant to the Proposed Distribution will now be despatched to the Independent Shareholders at or around 9:00 a.m. on Wednesday, 20 December 2006 (as opposed to on or before Friday, 29 December 2006 under the original expected timetable), before the withdrawal of the listing of the Shares on the Stock Exchange takes effect; and

(c)	the withdrawal of the listing of the Shares on the Stock Exchange will now be effective at 9:30 a.m. on Wednesday, 20 December 2006.

The record date for ascertaining the entitlements of the Shareholders to the Proposed Distribution shall remain unchanged and will occur at 4:00 p.m. on Friday, 15 December 2006.

INTRODUCTION

Reference is made to the circular of the Company dated 7 November 2006 (the “Circular”) and to the announcement of the Company dated 30 November 2006 (the “Announcement”). Terms defined in the Circular shall have the same meanings when used in this announcement unless otherwise defined herein.

The Board is pleased to announce that the Sale was duly completed on Monday, 4 December 2006 in accordance with the expected timetable set out in the Circular and the Announcement. The Board is also pleased to announce that, at a meeting held on 7 December 2006, the Listing Committee of the Stock Exchange (the “Listing Committee”) approved the withdrawal of the listing of the Shares on the Stock Exchange.

In connection with the withdrawal of the listing, the Company wishes to accelerate the payment of the Proposed Distribution (details of which are set out under the heading “Proposed Distribution” in the Circular) and has amended the expected timetable set out in the Circular accordingly. The amended expected timetable is set out in full below under the heading “Revised Expected Timetable”. However, the principal changes to the expected timetable are:

(a)	the change of domicile of the Company from the Cayman Islands to the BVI by way of de-registration in the Cayman Islands and continuation as a BVI business company under the laws of the BVI will now take place on Tuesday, 19 December 2006 (Cayman Islands time and BVI time which are 13 hours and 12 hours, respectively, behind Hong Kong time);

(b)	cheques for cash payments pursuant to the Proposed Distribution will now be despatched to the Independent Shareholders at or around 9:00 a.m. on Wednesday, 20 December 2006 (as opposed to on or before Friday, 29 December 2006 under the original expected timetable), before the withdrawal of the listing of the Shares on the Stock Exchange takes effect; and

(c)	the withdrawal of the listing of the Shares on the Stock Exchange will now be effective at 9:30 a.m. on Wednesday, 20 December 2006.

The record date for ascertaining the entitlements of the Shareholders to the Proposed Distribution shall remain unchanged and will occur at 4:00 p.m. on Friday, 15 December 2006.

REVISED EXPECTED TIMETABLE

The revised expected timetable to implement the Proposed Distribution and the Withdrawal Proposal is as follows:

Latest time for lodging transfers of Shares to qualify for entitlements for the Proposed Distribution	4:00 p.m. on Friday,
15 December 2006

Record date for the Proposed Distribution	4:00 p.m. on Friday,
15 December 2006

Effective date on which the Company is de-registered in the Cayman Islands and continued as a BVI business company in the BVI	Tuesday, 19 December 2006
(Cayman Islands and BVI time)

Cheques for cash payments pursuant to the Proposed Distribution to be despatched to the Independent Shareholders	9:00 a.m. on Wednesday,
20 December 2006

Withdrawal of listing of the Shares on the Stock Exchange effective	9:30 a.m. on Wednesday,
20 December 2006

Announcement of the withdrawal of the listing of the Shares on the Stock Exchange to be published in the Standard (in English) and the Hong Kong Economic Times (in Chinese)	Wednesday, 20 December 2006

Withdrawal of the ADSs from listing on the NASDAQ Global Market	10:30 p.m. on Thursday,
21 December 2006

Shareholders resolution passed to wind up the Company	Friday, 29 December 2006

Form 15 filed with the SEC to deregister the Shares	The date on which the
Company is wound up

The Shares are deregistered under the Exchange Act	90 days after the date on which the Company is wound up

Note: Except as stated above, all references above to times and dates are to Hong Kong times and dates.

By Order of the Board SUNDAY Communications Limited Alexander Anthony Arena Chairman
Hong Kong, 14 December 2006

As at the date of this announcement, the Directors are as follows:

Executive Directors:
Alexander Anthony Arena (Chairman); Chan Kee Sun, Tom; Chan Wing Wa; Chow Ding Man;
Hui Hon Hing, Susanna

Independent Non-Executive Directors:
John William Crawford; Henry Michael Pearson Miles; Robert John Richard Owen